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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) December 18, 1997

                       OCCIDENTAL PETROLEUM CORPORATION
            (Exact name of registrant as specified in its charter)



           Delaware                    1-9210                95-4035997
  (State or other jurisdiction      (Commission           (I.R.S. Employer
    of incorporation)               File Number)          Identification No.)


            10889 Wilshire Boulevard, Los Angeles, California 90024
            (Address of principal executive offices)     (ZIP code)

              Registrant's telephone number, including area code:
                               (310) 208-8800




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Item 5.   Other Events
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Recent Developments

           Pursuant to the terms and conditions of the Stock Purchase Agreement (the "SPA"), dated December 18, 1997, by and between Occidental Petroleum Corporation, a Delaware corporation ("Occidental"), as seller, and KN Energy, Inc., a Kansas corporation ("KN"), as buyer, Occidental will sell to KN (the "Sale") all of the issued and outstanding shares of common stock, $.01 par value per share (the "Shares"), of MidCon Corp., a Delaware corporation ("MidCon"), a wholly-owned subsidiary of Occidental. MidCon engages in interstate and intrastate natural gas transmission, gas marketing and electric power marketing through subsidiaries which transport, store and purchase natural gas and sell gas to utilities, municipalities and industrial and commercial users.

           Pursuant to the SPA, Occidental will sell the Shares to KN in return for a cash payment of $2,103,974,390. In addition, following the closing of the Sale certain intercompany obligations will be settled. In connection with the Sale, and on the terms and conditions specified in the SPA, Occidental will also exchange a note issued by the MidCon Corp. ESOP Trust (the "Trust") and guaranteed by
MidCon in the principal amount of approximately $1,386,025,609 (the "Note"), for a note to be issued by KN and secured by treasury securities or a letter of credit, which note will be payable to Occidental in the principal amount of approximately $1,386,025,609 plus an amount equal to the accrued interest on the Note from December 31, 1997, to the closing of the Sale. In connection with the Sale, KN will guarantee the obligations of a MidCon subsidiary, MidCon Texas Pipeline Operator, Inc. ("MTP"), as lessee under that certain Intrastate Pipeline System Lease (the "Lease"), dated as of December 31, 1996, by and between MTP and an Occidental subsidiary, as lessor. The Lease provides for the lease of the intrastate pipeline assets in Texas for a 30 year term at average lease rentals of approximately $30 million per year. The Lease is presently guaranteed by MidCon. The assumption of the Lease and other obligations by KN in connection with the Sale is presently valued by Occidental at approximately $500 million.

           KN has informed Occidental that it expects to initially finance the acquisition of MidCon through a bank facility, which it expects to refinance through the issuance of debt and equity securities in the capital markets.

           It is currently anticipated that the sale of the Shares will occur on or about February 27, 1998, subject to the satisfaction of ordinary and customary conditions precedent and the receipt of government approvals, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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           As  a  result of the transaction, in  the  fourth
quarter  Occidental will classify MidCon as  a  discontinued
operation   and   take   a  charge   against   earnings   of
approximately  $750,000,000.   The  charge  reflects,  among
other things, the difference between the book value of MidCon and the anticipated proceeds from the Sale, net of expenses of the Sale.

            Concurrently with the closing of the Sale, Occidental shall effect the redemption of all 1,400,000 issued and outstanding shares of Occidental's Cumulative MidCon-Indexed Convertible Preferred Stock, par value $1.00 per share (the "CMIC Preferred Stock"), which were issued by and are currently held by the Trust. Assuming gross proceeds to Occidental from the Sale and the exchange of the Note in the amount of approximately $3.49 billion, Occidental expects to receive net proceeds, after payment of the redemption price for the redemption of the CMIC Preferred Stock, taxes and certain other expenses of the Sale, of approximately $3.1 billion.


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                          SIGNATURE


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            OCCIDENTAL PETROLEUM CORPORATION
                                     (Registrant)




DATE: December 31, 1997            DONALD P. DE BRIER
                            --------------------------------
                            Donald P. de Brier, Executive
                            Vice President, Secretary and
                            General Counsel






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